Form 5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Laird Garrard
   Suite 610, 2 Old Brompton Road
   South Kensington, London
   SW7 3DQ    United Kingdom

2. Issuer Name and Ticker or Trading Symbol
   EMPS Corporation (EPSC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director [X] 10% Owner [X] Officer (give title below) [ ] Other (specify below)
   Treasurer, Vice President, Chief Financial Officer

7. Individual or Joint/Group Reporting (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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                              7/30/
Common Stock                   02     J        3,250,764       A      *         3,250,764           I     Beneficial Ownership
                                                                                                          in 3,250,764 shares
                                                                                                          held in the name of
                                                                                                          "Asael T. Sorensen,
                                                                                                          Attorney-at-Law,
                                                                                                          Trustee FBO Laird
                                                                                                          Garrard" pursuant  to a
                                                                                                          Voting Trust and
                                                                                                          Divestiture Agreement
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

*  Shares acquired pursuant to an Agreement and Plan of Re-Organization dated February 28, 2002


/s/ Laird Garrard
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SIGNATURE OF REPORTING PERSON

January 30, 2003
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DATE
